Exhibit 10.1

AMENDED AND RESTATED LETTER OF INTENT

July 29, 2026

This Amended and Restated Letter of Intent (this “ LOI”) sets forth our current proposal with regard to the proposed combination (the “Transaction”) of DataMEDS AI, Inc., a reporting public company incorporated in Delaware and f/k/a Wellgistics Health, Inc. (“MEDS”), that has entered into a definitive license agreement for the license of pharmaceutical distribution-related blockchain-enabled technology with Datavault AI Inc. (“DVLT”), a public company that is the owner of intellectual property enabling data monetization, credentialing, digital engagement and tokenization of real-world assets, with healthcare utilization technology enablement being referred to as Datavault AI Health (“DVLH” which excludes all intellectual property already licensed to Vivasor, Inc. and Scilex Holding Company and/or Quantum Scan Holdings, Inc.), EOS Technology Holdings, Inc. (“EOS”), a private company that owns intellectual property related to the biometric verification of delivery and/or use of pharmaceutical drugs originally developed under QOLPOM LLC for the development and deployment of drones to complete ‘last mile’ delivery of biopharmaceuticals from pharmacies to patients’ homes leveraging biometric data to ensure secure personalized delivery (“QLPM”) that is the owner of the first half of the QLPM intellectual property portfolio (“QLPMIP1”), Scilex Holding Company, a public holding company (“SCLX”) that is the owner of the second half of the QLPM intellectual property portfolio (“QLPMIP2”) and HealthBridge Advisors LLC (“HBA”) that is the controlling shareholder of Tollo Health, LLC (d/b/a Health Lives Here, “HLH”). MEDS, EOS, HBA, SCLX, and DVLT are each sometimes referred herein to as a “Party” and severally or collectively, as the “Parties.”

This LOI supersedes and replaces in its entirety the Fully Binding Term Sheet dated May 18, 2026 and all prior proposals, term sheets, letters of intent and understandings among the Parties relating to the Transaction, none of which shall have any further force or effect except to the extent expressly incorporated herein.

This LOI is an expression of intent and does not express the final agreement of the Parties. It is meant to be used as a guide for the Parties in preparing the definitive written agreement providing for consummation of the Transactions (the “Definitive Agreement”). The Definitive Agreement is expected to consist of one or more definitive acquisition, contribution, exchange, stock purchase, asset purchase and license agreements.

Notwithstanding the foregoing, the obligations of MEDS, EOS, SCLX, DVLT and HBA as set forth in the paragraphs below pertaining to “Immediate Capital,” “Fees and Expenses,” “Confidentiality,” “Governing Law,” “Counterparts”, “Exclusivity,” “Signing of this LOI and new Interim-CEO,” and “Access to Information,” together with the integration provision set forth in the second paragraph of this LOI, are intended to be legally binding and enforceable obligations of MEDS, EOS, SCLX, DVLT and HBA.

Form of Transaction:	MEDS will acquire certain intellectual property assets related to the QLPM business from EOS and SCLX pursuant to one or more asset acquisition, contribution and exchange, assignment and/or license transactions as mutually determined by the Parties and their tax advisors and reflected in the Definitive Agreements.

MEDS will also expand its PharmacyChain license with DVLT to exclusively include DVLH, subject to the Parties’ mutual agreement on the Definitive Agreement; provided however, that such exclusivity shall not apply to any intellectual property already licensed by DVLT to Vivasor, Inc., SCLX and/or Quantum Scan Holdings, Inc..

As part of the agreement, MEDS will in order:

SIGNING OF THIS LOI AND NEW INTERIM-CEO

1.

Sign this LOI with a potential concurrent minimum $2 million investment (the “Immediate Capital”) from investors associated with Dawson James who have already invested a total of $6.5 million (the “Dawson James Investors”) and within 14 days file for an At-The-Market funding facility (the “ATM”).

Fortitude Advisors LLC (“Fortitude”) Managing Partner Gerald Commissiong, currently the CEO of HLH, will be immediately appointed Interim Co-CEO of MEDS serving alongside MEDS’s current President & Interim Co-CEO, via an addendum to Fortitude’s existing consulting agreement with MEDS for consulting Chief Business Officer services.

1b. Dan Hirsch will be hired as Interim VP of Finance to facilitate the completion of the Transaction.

SETTLEMENT OF MEDS LIABILITIES

2.	Facilitate the use of the Liabilities Reduction Plan with Silverback Capital (“LRP”) MEDS has already entered into, ATM, primary share offering, tokenization and/or debt to equity conversion (or some combination thereof) in order to extinguish outstanding liabilities (cash and non-cash) of MEDS, inclusive of its subsidiaries and outstanding debts owed to Dawson James Investors, prior to the Closing (attached hereto as Exhibit A, the “MEDS Liabilities”). Any remaining liability not settled, subject to a minimum threshold to be agreed upon in the Definitive Agreements, shall be adjusted against the Acquisition Stock (as defined below) to be issued to HBA.

CLOSING OF ACQUISITION

3.

Complete the acquisition of QLPMIP1 from EOS and QLPMIP2 from SCLX (Exhibit B) in exchange for duly authorized, validly issued and non-assessable shares of MEDS common stock (the “Acquisition Stock”), with no preferred stock, convertible securities or contingent conversion features being issued as consideration. For the avoidance of doubt, the foregoing limitation applies only to the consideration issued in the Transaction and does not restrict MEDS from issuing preferred stock or other securities in financing or other transactions.

4.	Complete DVLH license expansion in exchange for Acquisition Stock.

5.	Complete the acquisition of controlling interest in HLH in exchange for Acquisition Stock. The acquisition of HLH is expected to be structured as an exchange of membership interests for Acquisition Stock

6.	The MEDS Board shall consider and act upon the Definitive Agreements in good faith, subject in all respects to the fiduciary duties of the MEDS Board under applicable law.

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POTENTIAL ADDITIONAL TRANSACTIONS

7.	Fortitude Advisors LLC may recommend to the MEDS Board of Directors:

7.a. Strategic investments

7.b. Acquisition of additional companies, assets and/or licenses that may be important for the go-forward conduct of MEDS business (the “Additional Acquisitions”)

7.c. Cancellation of certain previously announced non-binding agreements (“Transaction Cancellations”)

CLOSING CONDITION
8.

The Closing shall be subject to satisfaction or waiver of the conditions expressly set forth in the Definitive Agreement, including stockholder approval, Nasdaq compliance, receipt of required governmental approvals, completion of the agreed liability reduction framework. The Definitive Agreement shall specify a maximum permitted indebtedness and liability threshold as a condition to Closing.

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Post-Closing Ownership Allocations and Underlying Assumptions:	At the closing of the Transaction (the “Closing”), MEDS will own all of the outstanding enabling rights to execute the then-current business plan of QLPM, DVLH and HLH.

●	The Closing and issuance of Acquisition Stock shall occur concurrently following satisfaction or waiver of all conditions to Closing, including receipt of all required stockholder approvals and any required Nasdaq approvals.
●	EOS will own 19.9%
●	SCLX will own 19.9%
●	DVLT will own 19.9%
●	Fortitude will own 5%
●	HBA will own 24.9%
●	Remaining 10.4% of common shares will be held by MEDS’s public common stockholders immediately following Closing.

The foregoing are target post-Closing ownership percentages on a fully diluted basis, based on capitalization assumptions to be reflected in a capitalization model attached to the Definitive Agreements, and are subject to adjustment for the liability reduction framework, financing transactions (including the ATM), conversion or settlement of convertible debt, transaction expenses, any reverse stock split and such other adjustments as are agreed in the Definitive Agreements. In the event of any inconsistency between the foregoing percentages and such capitalization model, the capitalization model shall control.

Prior to closing, MEDS shall use commercially reasonable efforts to settle, restructure, convert, satisfy or otherwise address its outstanding liabilities, including outstanding indebtedness owed to current MEDS convertible debt holders, in accordance with the liability reduction framework to be set forth in the Definitive Agreement. The liability reduction framework shall specify, at a minimum, the categories of liabilities counted toward the agreed thresholds (including funded indebtedness, accounts payable, accrued expenses, convertible securities, transaction expenses and disputed, contingent and litigation-related claims), the manner in which each category is measured, and the evidence required to demonstrate satisfaction of the thresholds at Closing. The Definitive Agreements shall also specify whether liabilities are measured before or after giving effect to the transactions contemplated to occur at Closing.

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The Definitive Agreements shall provide that each of DVLT, SCLX, Fortitude, HBA and affiliates of EOS shall agree to a lock up of their Acquired Stock for a period of six (6) months after the Closing.

Management/Board Composition:	Immediately following the Closing, MEDS will appoint two (2) new management team members mutually agreed upon by EOS, SCLX, DVLT and HBA, and the MEDS Board. MEDS shall also appoint four (4) designees of EOS, SCLX, DVLT and HBA to MEDS Board of Directors including Gerald Commissiong designated by DVLT. EOS shall have the right to designate one director; SCLX shall have the right to designate one director; DVLT shall have the right to designate one director; and HBA shall have the right to designate one director. The post-transaction MEDS board of directors shall comply with Nasdaq’s independence requirements.

Stockholder Approval:

The officers and directors of MEDS, together with their affiliates, will enter into customary voting agreements, or execute a written consent, in favor of the Transaction concurrently with the execution of the Definitive Agreement.

In addition to approving the Transaction, MEDS stockholder approval in the proxy statement shall be sought at a special meeting for any other matters as may be reasonably necessary for the consummation of the Transaction (e.g., election of directors, increase in authorized shares and reverse stock split immediately following the Closing in order to maintain MEDS’s Nasdaq listing) and maintaining the continued listing of MEDS’s common stock listing on The Nasdaq Capital Market. MEDS shall prepare and file the proxy statement as promptly as practicable following execution of the Definitive Agreements, shall call and hold the special meeting as promptly as practicable thereafter, and shall use reasonable best efforts to obtain the required stockholder approval and all required Nasdaq approvals. The MEDS Board shall recommend that MEDS stockholders approve the Transaction, subject to its fiduciary duties under applicable law.

Conditions for Execution of the Definitive Agreements:

Satisfactory completion of due diligence by both Parties.

Satisfactory negotiation of the Definitive Agreement, including customary provisions for a transaction of this nature and as set forth herein.

Approval of the proposed Transaction by the Boards of MEDS, EOS, SCLX, DVLT and HBA, and delivery of a fairness opinion by a firm to be mutually agreed upon by MEDS, EOS, SCLX, DVLT and HBA, which opinion shall be delivered to the Board of Directors of MEDS and shall be solely for its benefit unless otherwise agreed by the Parties.

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Securities and Financing:

The shares of MEDS common stock to be issued in the Transaction will be issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D thereunder and will not be registered under the Securities Act at the time of issuance.

Definitive Agreements shall include a Registration Rights Agreement pursuant to which MEDS shall file a registration statement on Form S-3 (or Form S-1 if Form S-3 is unavailable) covering the resale by each of EOS, DVLT and SCLX of all of the shares of Acquisition Stock issued to EOS, DVLT and SCLX, respectively, in the Transaction. MEDS shall file such registration statement within forty-five (45) days following the Closing and shall use commercially reasonable efforts to cause such registration statement to be declared effective within ninety (90) days following Closing. If MEDS fails to file such registration statement by such filing deadline, or such registration statement is not declared effective by such effectiveness deadline, MEDS shall pay to each of EOS, DVLT and SCLX, as liquidated damages and not as a penalty, an amount in cash equal to one percent (1.0%) of the aggregate market value of such holder’s registrable securities for each thirty (30) day period (pro rated for partial periods) until the applicable failure is cured, subject to an aggregate cap of eight percent (8.0%). MEDS shall maintain the continuous effectiveness of such registration statement until the earlier of (i) the sale of all registrable securities covered thereby and (ii) such time as all registrable securities held by EOS, DVLT and SCLX may be sold without registration and without volume or manner-of-sale limitations under Rule 144.

EOS, DVLT and SCLX shall receive customary unlimited piggyback registration rights with respect to all remaining shares of Acquisition Stock held by EOS, DVLT and SCLX. In connection with any registration statement filed by MEDS for its own account or for the account of other stockholders (other than a registration statement on Form S-4 or Form S-8 or any registration statement relating to an at-the-market offering program), EOS, DVLT and SCLX shall have the right to include its registrable securities therein, subject only to customary underwriter cutback provisions. In addition, following effectiveness of the initial resale registration statement, EOS, DVLT and SCLX shall be entitled to one (1) demand registration with respect to registrable securities not covered thereby, on customary terms to be set forth in the Registration Rights Agreement.

To the extent permitted under applicable securities laws, EOS, DVLT and SCLX shall be entitled to inclusion as a selling stockholder under any existing or future shelf registration statement maintained by MEDS, other than any registration statement relating to an at-the-market offering program.

None of EOS, DVLT or SCLX, nor any shares of Acquisition Stock issued to any of them, shall be subject to any lock-up agreement, escrow, holdback or other contractual restriction on transfer, other than restrictions arising under applicable securities laws.

MEDS shall bear all registration expenses associated with the registration rights contemplated herein, excluding underwriting discounts and commissions attributable to sales by EOS, DVLT and SCLX.

Operation of the Businesses:

The Definitive Agreement will include customary interim operating covenants applicable to MEDS, EOS, SCLX, DVLT and HBA pursuant to which each party will operate its business in the ordinary course and consistent with past practice until the Closing and will not take specified actions without the prior written consent of the other parties, such consent not to be unreasonably withheld.

It is the intention of the Parties for the post-Closing MEDS entity to be focused on the development and commercialization of blockchain-enabled delivery of healthcare products & services beginning with pharmacy dispensing and pharmaceutical-related distribution, including drone delivery technology for the purposes of last mile delivery of pharmaceutical drugs to patients to add to MEDS’s existing DataMeds business model and patented workflow for efficient patient medication delivery.

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Conditions to Closing:

The Closing will be subject to the satisfaction of customary conditions to closing for a transaction of this type, including, without limitation: (i) the absence of any material adverse effect on MEDS, EOS, SCLX, DVLT and HBA; (ii) approval of the Transaction by MEDS shareholders, (iii) receipt of all necessary governmental and third-party consents and approvals and (iv) delivery of the fairness opinion referred to under “Conditions for Execution of the Definitive Agreements” above.

As a condition to Closing, the MEDS equity shall be delivered with (i) liabilities not exceeding thresholds agreed to in the Definitive Agreement and (ii) all transaction-related expenses paid in full or otherwise satisfied prior to Closing.

It shall further be a condition to Closing that MEDS shall have received any approval of The Nasdaq Capital Market required in connection with the Transaction, including, if the Transaction is treated as a change of control under Nasdaq Listing Rule 5110(a), approval of an initial listing application. If the required approval of MEDS stockholders is not obtained or any required Nasdaq approval is not received, any Party may terminate this LOI without liability, except with respect to the provisions hereof expressly stated to be binding, which shall survive in accordance with their terms, and except that no such termination shall relieve MEDS of liability arising from its breach of any binding provision of this LOI.

Representations, Warranties and Covenants; Deal Protection:

The Definitive Agreement will include representations, warranties and covenants customary for a transaction of this type. Except in the case of fraud, the representations and warranties of the parties, and covenants requiring performance at or prior to the Closing, will terminate effective as of the Closing and will not survive the Closing for any purpose. The Definitive Agreement will not include any escrow, holdback, post-closing purchase price adjustment or post-closing indemnification remedy. Covenants that by their terms contemplate performance after the Closing will survive the Closing in accordance with their terms.

The Definitive Agreement will also include customary deal protection provisions to be negotiated in good faith, including no-shop provisions binding each Party and fiduciary outs (and related break-up fee mechanisms) pertaining to the Parties’ respective obligations thereunder.

Exclusivity:

In consideration of the significant expense, time and resources that MEDS, EOS, SCLX, HBA and DVLT shall incur, from the date hereof through September 30, 2026 (the “Exclusivity Period”), MEDS agrees that neither it nor its affiliates, advisors, or other representatives (“Representatives”) will solicit, initiate, negotiate, encourage, facilitate, enter into, or consummate any inquiries, proposals, or agreements with any party other than EOS, SCLX, DVLT and HBA relating to any merger, consolidation, business combination, tender or exchange offer, management buyout, recapitalization, reorganization, restructuring, extraordinary dividend, or similar transaction involving MEDS, without the prior written consent of EOS, SCLX, DVLT and HBA.

Notwithstanding the foregoing, MEDS shall have a period of thirty (30) days from the date of this LOI to complete financial, legal and business due diligence with respect to QLPM, DVLH, HLH and the proposed Transaction (the “Diligence Period”). In the event MEDS reasonably determines, based upon such due diligence and/or a fairness opinion delivered to the Board of Directors of MEDS, that the valuation of QLPM, DVLH and/or HLH is materially inconsistent with the valuation assumptions contemplated by this LOI, MEDS may terminate this LOI upon written notice to the other Parties, whereupon the exclusivity obligations set forth herein shall immediately terminate. Prior to any such termination notice, MEDS is required to provide to EOS, SCLX, DVLT and HBA the findings of their due diligence, providing EOS, SCLX, DVLT and HBA ten (10) days for an initial response to MEDS’ findings and sixty (60) days to renegotiate the post-Closing ownership allocations set forth in this LOI.

Notwithstanding the foregoing, nothing in this LOI shall require the Board of Directors of MEDS to take, or refrain from taking, any action that such Board determines in good faith, after consultation with outside counsel, would be inconsistent with its fiduciary duties under applicable law; provided, that MEDS shall provide the other Parties prompt written notice before taking any action in reliance on the foregoing and, if MEDS terminates this LOI or its exclusivity obligations in reliance on the foregoing, MEDS shall reimburse the documented out-of-pocket expenses incurred by EOS, SCLX, DVLT and HBA in connection with the Transaction. The Exclusivity Period shall automatically extend through completion of any renegotiation period contemplated by this paragraph.

EOS, SCLX, HBA and DVLT agree to terminate all discussions and negotiations with any party other than MEDS regarding any change of control transaction for QLPM, DVLH or HLH, and will exclusively negotiate with MEDS through September 30, 2026.

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Access to Information:	Each Party and its directors, officers and agents shall afford, and cause their affiliates, officers, agents and representatives to afford, to the other Party and its representatives reasonable access to the properties, business, personnel (including outside accountants and lawyers), and financial, legal, accounting, tax and other data and information relating to such Party and its business as reasonably requested by the other Party and its representatives for the purposes of evaluating the Transaction proposed hereby or any similar transaction or otherwise facilitating the due diligence investigation.

Fees and Expenses:	Except as otherwise expressly agreed upon by the Parties, MEDS, EOS, SCLX, DVLT and HBA shall each be responsible for and bear all of its own costs and expenses incurred in connection with the proposed Transaction.

Confidentiality:

The existence and terms of this LOI, the proposed Transaction, and all negotiations, discussions, information and materials exchanged in connection therewith shall be deemed confidential information and shall not be disclosed by any Party to any third party, except to such Party’s affiliates, financing sources, attorneys, accountants, advisors and representatives who have a need to know such information and are informed of the confidential nature thereof, or as otherwise required by applicable law, regulation, court order or the rules of any applicable securities exchange. In the event that any disclosure is required by applicable law or securities regulations, the disclosing Party shall, to the extent legally permissible, provide the other Parties with prior notice of such disclosure and reasonably cooperate with the other Parties regarding the timing and content of such disclosure.

Governing Law:	This LOI and the relationship of the Parties shall be governed by and construed in accordance with the laws of the State of Delaware.

Counterparts:	This LOI may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page on next page]

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Accepted and Agreed to on the date set forth above:

DataMEDS AI, Inc.		Scilex Holding Company

By:	/s/ Prashant Patel	By:	/s/ Henry Ji
Name:		Name:
Title:		Title:

Date:	July 29, 2026	Date:	July 29, 2026

EOS Technology Holdings, Inc.		Datavault AI, Inc

By:	/s/ Nate Bradley	By:	/s/ Nate Bradley
Name:		Name:
Title:		Title:

Date:	July 29, 2026	Date:	July 29, 2026

HealthBridge Advisors, LLC

By:	/s/ Pavan Mantripragada
Name:
Title:

Date:	July 29, 2026

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